UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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BPI ENERGY HOLDINGS, INC.

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Notice of Annual Meeting of Shareholders and
Proxy Statement

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT/INFORMATION CIRCULAR
APPENDIX A

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of BPI Energy Holdings, Inc. will be held at the Technology and Management Center located at the Southern Illinois University at Edwardsville, 245 South Research Drive, Edwardsville, Illinois at 2:00 p.m., Central Time, on Monday, December 18, 2006. The purposes of the meeting are to:

1. elect Directors;

2. ratify the appointment of Meaden & Moore, Ltd. as our independent registered accounting firm;

3. approve an amendment to our 2005 Omnibus Stock Plan; and

4. consider and transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on November 17, 2006 are entitled to notice of and to vote at the meeting.

For the Board of Directors

James G. Azlein
President and Chief Executive Officer

November 17, 2006

BPI ENERGY HOLDINGS, INC.
30775 Bainbridge Road, Suite 280
Solon, Ohio 44139

PROXY STATEMENT/INFORMATION CIRCULAR
Dated November 17, 2006

The Board of Directors of BPI Energy Holdings, Inc. respectfully requests your proxy for use at the Annual Meeting of Shareholders to be held at the Technology and Management Center located at the Southern Illinois University at Edwardsville, 245 South Research Drive, Edwardsville, Illinois at 2:00 p.m., Central Time, on Monday, December 18, 2006, and at any adjournments of that meeting. This proxy statement is to inform you about the matters to be acted upon at the meeting.

Our authorized capital consists of 200,000,000 common shares without par value. As of November 17, 2006, the record date for determining shareholders entitled to notice of and to vote at the meeting, we have 72,618,540 common shares issued and outstanding. Unless otherwise permitted by law, only those shareholders of record holding common shares on the record date shall be entitled to vote at the meeting or any adjournment thereof in person or by proxy. Each shareholder of record holding common shares on the record date is entitled to one vote on each matter to be presented at the meeting for each common share registered in his or her name on the list of shareholders as of the record date. This list will be available for inspection during normal business hours at our transfer agent and at the meeting. Abstentions (including instructions to withhold authority to vote for one or more Director nominees) and broker non-votes are counted for purposes of determining a quorum, but will have no effect on the outcome of any matter voted upon at the meeting. Shareholders will not be entitled to dissenter’s rights with respect to any matter to be considered at the meeting. Shareholders have no cumulative voting rights in the election of directors.

We are mailing this notice of meeting, proxy statement and form of proxy to shareholders on or about November 21, 2006.

SOLICITATION OF PROXIES

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors and management of BPI Energy Holdings, Inc. for use at the Annual Meeting of Shareholders for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Although the solicitation will be made primarily by mail, proxies may be solicited personally or by telephone or facsimile by our regular employees at nominal cost. The cost of solicitation will be borne by us. In addition, we will request brokers and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of shares held of record by such persons at our expense.

No person is authorized to give any information or make any representations other than those contained in this proxy statement and, if given or made, such information or representations should not be relied upon as having been authorized.

APPOINTMENT OF PROXIES

The persons designated as proxies in the enclosed form of proxy are nominees selected by our Board of Directors. A shareholder has the right to appoint a person to represent and vote for the shareholder at the meeting other than the persons designated in the enclosed form of proxy. To exercise this right, the shareholder should strike out the names of the persons named in the enclosed form of proxy and insert the name of the shareholder’s nominee in the blank space provided, or complete another proper instrument of proxy. Such other person need not be one of our shareholders.

A proxy must be signed by the shareholder or by the shareholder’s attorney authorized in writing, or, if the shareholder is a corporation, it must either be under its common seal or signed by a duly authorized officer. Evidence of the authority of such attorney or officer, as applicable, must accompany the proxy.

The completed proxy must be deposited with our registrar and transfer agent, Pacific Corporate Trust Company, located at the 2nd Floor, 510 Burrard Street, Vancouver, British Columbia, V6C 3B9, or with our registered office, located at Suite 1600, 609 Granville Street, Vancouver, British Columbia, V7Y 1C3, at least 48 hours before the time of the meeting or any adjournment thereof at which the proxy is to be used, excluding Saturdays, Sundays and holidays.

VOTING AND EXERCISE OF DISCRETION OF PROXIES

The shares represented by a proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for, and if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. If a proxy is signed without a preference indicated, the proxyholder will have discretionary authority to vote on such unspecified matters. The nominees named as proxyholders in the enclosed form of proxy intend to vote “FOR” the election of the five nominees proposed by the Board of Directors, “FOR” the ratification of the appointment of our independent registered accounting firm, and “FOR” approval of the proposed amendment to our 2005 Omnibus Stock Plan.

We know of no other matters that will be presented at the meeting. However, if other matters do properly come before the meeting, if permitted by applicable law, the persons named in the form of proxy will vote on these matters in accordance with their best judgment.

With respect to Proposal No. 1, the five nominees who receive the greatest number of votes will be elected. Proposal Nos. 2 and 3 will be adopted only if they receive approval by the holders of a majority of the shares voted at the meeting.

REVOCATION OF PROXIES

A shareholder may revoke a proxy on any matter on which it has not been previously exercised:

•	by depositing an instrument in writing executed by the shareholder or the shareholder’s attorney authorized in writing, or, if the shareholder is a corporation, it must either be under its common seal or signed by a duly authorized officer, with evidence of the authority of such attorney or officer, as applicable, accompanying the proxy (i) with the transfer agent or our registered office at any time up to and including the last business day before the day of the meeting or any adjournment thereof at which the proxy is to be used or (ii) with the Chairman of the meeting at the scheduled commencement of the meeting or any adjournment thereof at which the proxy is to be used, or

•	in any other manner permitted by law.

Revocation of proxies may also be done electronically. Shareholders who wish to revoke proxies electronically are urged to contact our transfer agent to determine the availability, and instructions for the use, of this option.

PARTICULARS OF MATTERS TO BE ACTED UPON

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

On November 6, 2006, the Nominating Committee recommended that the Board of Directors nominate the individuals listed below to stand for re-election at this year’s Annual Meeting of Shareholders. On that same date, the Board of Directors unanimously approved this recommendation. The persons identified below and named as candidates for directorship in the enclosed proxy are nominees of the Board of Directors. The persons named in the enclosed proxy intend to vote for the election of these nominees. The names of further nominees for Director may come from the floor at the Annual Meeting of Shareholders.

Our Board of Directors currently consists of five Directors. Each Director serves for a one-year term and until a successor is duly elected and qualified, subject to the Director’s earlier death, retirement or resignation, or the office is earlier vacated in accordance with the Business Corporations Act (British Columbia) and our Articles of Incorporation. The Board met four times during our fiscal year ended July, 31, 2006. We request that all of our

Directors attend our annual meetings, and anticipate that each of our Directors will attend our 2006 Annual Meeting of Shareholders. In 2005, four of our five Directors attended the Annual Meeting of Shareholders. Our Board of Directors has reviewed the independence of its members as required by the listing standards of the American Stock Exchange and has determined that four of its Directors, Dennis Carlton, William J. Centa, David E. Preng and Costa Vrisakis, are independent in accordance with the listing standards of the American Stock Exchange. The independent Directors meet regularly in executive sessions chaired by William J. Centa.

A description of the business experience of each nominee appears below. The information as to country of residence and present principal occupation or employment and during the past five years for each of the nominees has been furnished by the respective nominees themselves. Each of the nominees is a current member of the Board. At this time, the Board has determined to maintain the number of persons comprising the Board of Directors at five persons. The Board recommends that shareholders vote FOR the election of these five nominees as Directors.

Name, Age and Country	Present Principal Occupation or Employment
of Residence	and During the Past Five Years

James G. Azlein Age - 57 Ohio, USA	Mr. Azlein has been President, Chief Executive Officer and a Director since August 23, 2001. From 1979 to 1998, Mr. Azlein held positions including President and Chief Financial Officer and was a principal of Cyrus Eaton Group (“CEG”), a private company that specialized in project development, including securing technologies, management, financing and marketing for a variety of projects, for hotels and resorts, agricultural projects and manufacturing plants. CEG concentrated on projects in conjunction with government authorities in Eastern Europe, the former U.S.S.R. and China. In 1998, Mr. Azlein and a partner acquired the interests of CEG when its founder retired, and formed International Resource Management, Inc., which continued project development in India and Mexico through June 2001. In early 2000, Mr. Azlein formed Methane Management, Inc. to acquire the interest of various partners in a CBM project in southern Illinois in which we owned a minority interest. In August 2001, we acquired Methane Management, Inc. and Mr. Azlein became our President and began assembling a new management team that refocused our attention on CBM development in the Illinois Basin, which started with the initial CBM project that is now referred to as the Southern Illinois Basin Project.

Dennis Carlton Age - 56 Colorado, USA	Mr. Carlton has been a Director since May 2005. Mr. Carlton has been involved in CBM since 1989. From 1995 through September 2004, he served as a director and worked in several senior executive positions with Evergreen Resources, Inc., serving most recently as Executive Vice President, Exploration and Chief Operating Officer, as well as President of Evergreen Operating Corp. His primary responsibilities included management of all geoscience, engineering, land matters and domestic and international business development activities. Since October 2004, when Evergreen was acquired by Pioneer Natural Resources, Inc., Mr. Carlton has served as a technical and business advisor to Pioneer’s Western Division. Prior to joining Evergreen, he held positions in several companies including Mobil Oil Corporation. Mr. Carlton’s career and knowledge base in CBM spans a vast geographic area including the Rocky Mountain Basins, Mid-Continent, United Kingdom and Alaska. His efforts in the Raton Basin with Evergreen were recognized when he was named the Rocky Mountain Association of Geologists’ Outstanding Explorer in 2000.

Name, Age and Country	Present Principal Occupation or Employment
of Residence	and During the Past Five Years

William J. Centa Age - 54 Ohio, USA	Mr. Centa has been a Director since March 2005. Mr. Centa has been actively involved in financial and business management for more than 30 years. His career has ranged from his role as president of middle-market manufacturing and distribution companies to executive management of financial firms. Since March 2004, he has served as Chief Operating and Financial Officer and is one of the co-founders of Mayfran Holdings, Inc., a multinational manufacturing and engineering company that designs conveyor and filtration equipment used in the machine tool industry. From October 2000 through March 2004, Mr. Centa served as Chief Operating and Financial Officer for iPower Logistics, a supply chain solutions and outsourcing firm providing services to industrial companies in North America. Mr. Centa remains a shareholder of both Mayfran and iPower. From February 1998 until October 2000, he served as Associate Director, Mergers & Acquisitions at the accounting firm Ernst & Young LLP. Prior to holding these positions, Mr. Centa served as Chief Operating Officer for several international manufacturing and distribution companies. Mr. Centa earned his MBA in 1977 from Cleveland State University. He is a certified public accountant and has been a member of the AICPA’s Business & Industry Executive Committee since 2002 and the Enhanced Business Reporting Task Force since 2003.

David E. Preng, Age - 60 Texas, USA	Mr. Preng has been a Director since February 2006. Mr. Preng is president of Preng & Associates, an executive recruiting company he founded in 1980. Preng & Associates focuses exclusively on matching senior-level business executives seeking board of director, chief executive and other upper-level assignments with energy and natural resources companies in both the United States and Europe. Mr. Preng, who has managed numerous global engagements for a variety of multinational clients, coordinates Preng & Associates’ worldwide practice and is directly responsible for Russian, CIS and Far East recruiting in North America. Prior to founding Preng & Associates, he spent six years in the executive search industry. His industry background includes financial, managerial and executive positions with Shell Oil Company, Litton Industries and Southwest Industries. Mr. Preng earned his Bachelor of Science from Marquette University and his MBA from DePaul University. From 1997 to 2006, he was a director of Remington Oil and Gas where, in addition to chairing its Nomination & Governance Committee, he served as lead independent director and as a Compensation Committee member. During his tenure on Remington’s board, Remington was acquired by Cal Dive International, Inc. Mr. Preng serves on the board of directors of Maverick Oil & Gas, Inc., where he chairs its Compensation Committee. He is a director of Community National Bank, the Houston Chapter of the National Association of Corporate Directors and a member of Texas A&M’s International Board. Additionally, he is a fellow of the Institute of Directors in London and has served three terms as director and two years as president of the British American Business Council.

Name, Age and Country	Present Principal Occupation or Employment
of Residence	and During the Past Five Years

Costa Vrisakis Age - 72 New South Wales, Australia	Mr. Vrisakis has been a Director since January 2002. Mr. Vrisakis is a financier and entrepreneur based in Sydney, Australia. He has been a founder and director of several Sydney Stock Exchange-listed companies. One of his former ventures includes a printing company, Snap-Apart Pty. Ltd., which Mr. Vrisakis founded along with two employees in 1959. In 1985, Snap-Apart Pty. Ltd. was listed on the Sydney Stock Exchange under the name Computer Resources Ltd. In 1993, Moore Corp. of Toronto, Canada acquired Computer Resources. Since 1985, when Mr. Vrisakis sold his interest in Computer Resources Ltd., he has focused his attention on various real estate projects and stock market investments. Since 2000 through the present time, Mr. Vrisakis has devoted the majority of his time to managing his 50% interest in three hotels in Sydney, Australia.

No proposed Director is, at the time of this proxy statement, or has been, within the 10 years before the date of this proxy statement, a director or executive officer of any company that, while the person was acting in that capacity:

•	was the subject of a cease trade or similar order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

•	was subject to an event that resulted, after the director or officer ceased to be a director or officer, in the company being the subject of a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

•	within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its asset, or has, within the 10 years before the date of this proxy statement, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed Director.

Committees of the Board of Directors; Attendance

The Board has an Audit Committee consisting of Messrs. Centa, the Chairperson, Carlton and Vrisakis; a Compensation Committee consisting of Messrs. Preng, the Chairperson, Carlton and Vrisakis; and a Nominating Committee consisting of Messrs. Vrisakis, the Chairperson, Centa and Preng.

The Audit Committee, which met five times during fiscal 2006, meets with appropriate financial and legal personnel and our independent auditors to review our corporate accounting, internal controls, financial reporting and compliance with legal and regulatory requirements. The Committee exercises oversight over our independent auditors and our financial management. The Audit Committee appoints the independent auditors to serve as auditors in examining our corporate accounts. All members of the Audit Committee meet the financial literacy and independence requirements as set forth in the American Stock Exchange listing standards. The Board of Directors has determined that Mr. Centa meets the requirements of an “audit committee financial expert” as defined by the Securities and Exchange Commission (“SEC”). On October 21, 2005, the Board adopted an Audit Committee charter, which is available to shareholders on our website located at www.bpi-energy.com.

The Compensation Committee, which met four times during fiscal 2006, reviews and approves the compensation and benefits provided to our executive officers and other highly compensated personnel. The Committee has similar responsibilities with respect to non-employee Directors. The Committee also has oversight responsibilities for our 2005 Omnibus Stock Plan and annually evaluates the performance of our Chief Executive Officer. All members of the Compensation Committee have been determined to be independent as defined by the American Stock Exchange listing standards. On October 21, 2005, the Board adopted a Compensation Committee charter, which is available to shareholders on our website.

The Nominating Committee, which met one time during fiscal 2006, recommends to the Board of Directors candidates for nomination as Directors and advises the Board with respect to governance issues and directorship practices. All members of the Nominating Committee have been determined to be independent as defined by the American Stock Exchange listing standards. On October 21, 2005, the Board adopted a Nominating Committee charter, which is available to shareholders on our website.

The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for Directors, including third-party search firms, recommendations from current Board members and recommendations from shareholders. Nominees for election to the Board of Directors are selected on the basis of the following criteria: business experience; financial literacy; industry experience; independence; perceived needs of the Board; and a willingness to serve on committees and attend meetings.

The Nominating Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and evaluations of other prospective nominees. These criteria have been established by the Nominating Committee as criteria that any Director nominee, whether suggested by a shareholder or otherwise, should satisfy. A nominee for election to the Board who is suggested by a shareholder will be evaluated by the Nominating Committee in the same manner as any other nominee for election to the Board. If the Nominating Committee determines that a candidate should be nominated for election to the Board, the Nominating Committee will present its findings and recommendation to the full Board for approval.

During fiscal 2006, each incumbent Director attended at least 75% of the meetings of the Board of Directors and of the Committees on which he served during the time that he was a Director.

Communication with Directors

The Board of Directors has adopted procedures for shareholders to send written communications, including the nomination of Directors, to an individual Director or the Board as a group. Such communications must be clearly addressed either to the Board of Directors or any or all of the Directors, at the election of the shareholder, and sent to the following, who will forward any communications so received: BPI Energy Holdings, Inc., Attn.: Secretary, 30775 Bainbridge Road, Suite 280, Solon, Ohio 44139.

Director Compensation

All non-management Directors are reimbursed for reasonable expenses incurred in connection with attending meetings. During the most recently completed fiscal year, two of our non-management directors were granted options to purchase the following number of shares under our former Incentive Stock Option Plan: Mr. Centa – 175,000; and Mr. Carlton – 185,000. These grants completed the aggregate 300,000 option grant to which these Directors were entitled upon joining the Board in 2005. In addition, we granted Mr. Preng 140,000 unrestricted common shares under our 2005 Omnibus Stock Plan upon his appointment to our Board of Directors. From August 1, 2005 through May 31, 2006, there were no standard compensation arrangements (including any additional amounts payable for committee participation or special assignments) or any other arrangements in addition to, or in lieu of, standard arrangements under which the Directors were compensated by us or any of our subsidiaries in their capacity as Directors. During that time, none of the Directors other than Mr. Preng received direct or indirect compensation for services rendered to us as consultants or experts. We paid Preng & Associates, an executive search firm specializing in the energy and natural resources industry that is part-owned by Mr. Preng, approximately $293,000 for executive placement services during the fiscal year ended July 31, 2006.

Beginning in June 2006, we formalized our compensation arrangements for our non-management Directors. We now pay our non-management directors a $30,000 annual retainer, $1,000 for each Committee meeting attended and an additional $1,000 for serving as the chairperson at the Committee meeting. In addition, on November 6, 2006, each non-management Director received a grant of 65,000 common shares, 21,667 of which are unrestricted and the remaining 43,333 of which will vest over a two-year period on November 6, 2007 and November 6, 2008.

BENEFICIAL OWNERSHIP

The following table sets forth information regarding the beneficial ownership of our common shares as of November 17, 2006 by (i) each of the named executive officers listed in the Summary Compensation Table, (ii) our Directors and (iii) all of our executive officers and Directors as a group. The table includes shares underlying options and warrants held by our executive officers and Directors. All of these options and warrants are currently exercisable. Percentage ownership is calculated in accordance with Rule 13d-3 of the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), based on the total number of shares outstanding as of November 17, 2006.

	Number of
	Common
	Shares Beneficially	Percent
Name	Owned(1)(2)	Ownership

James G. Azlein	3,536,561	4.78%
James E. Craddock	600,000	*
Randy L. Elkins(3)	209,000	*
George J. Zilich(4)	828,206	1.14%
Dennis Carlton	365,000	*
William J. Centa	365,000	*
David E. Preng	265,000	*
Costa Vrisakis(5)	2,042,522	2.81%
All Directors and executive officers as a group (8 persons)	8,211,289	11.09%

*	Less than 1%.

(1)	Unless otherwise indicated, beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, or of voting power and investment power that is shared with the spouse of the individual.

(2)	Includes the following number of shares that the following individuals currently have the right to acquire pursuant to outstanding stock options or warrants: Mr. Azlein — 1,353,265; Mr. Zilich — 40,000.

(3)	Mr. Elkins is our Controller and, as of October 12, 2006, our Acting Chief Financial Officer.

(4)	Mr. Zilich resigned from his position of Chief Financial Officer and General Counsel as of October 12, 2006.

(5)	Mr. Vrisakis has sole voting power and sole investment power, or voting power and investment power that is shared with his spouse, of 1,217,000 common shares. Mr. Vrisakis has shared voting power and shared investment power of 825,522 common shares. These shares are held by entities affiliated with Mr. Vrisakis.

The following table shows information relating to all persons who, as of November 17, 2006, were known by our Directors and executive officers to beneficially own more than five percent of our outstanding common shares. The table includes shares underlying warrants, all of which are currently exercisable.

	Number of
	Common
	Shares Beneficially	Percent
Name and Address of Beneficial Owner	Owned(1)	Ownership

Advisory Research, Inc.(2)	6,668,744	9.18%
180 N. Stetson Street, Suite 5500
Chicago, Illinois 60601
CFSIL a/c Colonial First State Wholesale Global Resources Fund	5,100,000	6.91%
Level 29, 52 Martin Place
Sydney, Australia NSW 2001

(1)	Includes 1,200,000 common shares that CFSIL currently has the right to acquire pursuant to warrants to acquire common shares.

(2)	The common shares listed were reported by Advisory Research, Inc. in a Report by an Eligible Institutional Investor under Part 4 of National Instrument 62-103 filed via SEDAR on November 13, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the U.S. Exchange Act requires that our executive officers and Directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership with the SEC. Executive officers, Directors and greater than 10% shareholders are required by SEC rules to furnish us with copies of all forms they file. Based solely on our review of the copies of such forms received by us, we believe that, during our fiscal year ended July 31, 2006, all Section 16(a) filing requirements applicable to our executive officers, Directors and 10% shareholders were satisfied, except that Mr. Vrisakis inadvertently filed a Form 4 on January 3, 2006 after its due date to reflect the purchase of common shares.

EXECUTIVE COMPENSATION

The following disclosure concerning executive compensation has been prepared in accordance with the requirements of Canadian Form 51-102F6 Statement of Executive Compensation of National Instrument 51-102 and the U.S. Exchange Act. All amounts in this table are in U.S. dollars. During the fiscal year ended July 31, 2006, we had three named executive officers as determined pursuant to Canadian National Instrument 51-102 and the rules under the U.S. Exchange Act, namely James G. Azlein, our President and Chief Executive Officer, James E. Craddock, our Senior Vice President of Operations, and George J. Zilich, our former Chief Financial Officer and General Counsel. Randy L. Elkins was our Controller during our fiscal year ended July 31, 2006 and, as of October 12, 2006, became our Acting Chief Financial Officer.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
			Bonus					Number
				Value of			Value of	of Common
				Unrestricted		Value of	Excess Restricted	Shares
Named Executive				Common		Restricted	Common Shares	Underlying
Officer and			Cash	Share		Common	Issued in	Options
Principal Positions	Year(1)	Salary	Bonus(2)	Awards(3)	Other(4)	Share Awards(5)	Option Exchange(6)	Granted(7)

James G. Azlein	2006	$203,333	$315,000	$24,166	$26,924	$48,334	$256,500	—
President and Chief	2005	163,000	120,000	—	—	—	—	1,422,278
Executive Officer	2004	111,286	100,000	—	—	—	—	320,000
James E. Craddock(8)	2006	$72,917	$170,313	$426,000	$—	$426,000	$—	—
Senior Vice President of Operations
Randy L. Elkins(9)	2006	$88,833	$63,000	$4,833	$—	$9,667	$77,000	125,000
Controller and Acting Chief Financial Officer	2005	36,974	3,333	—	—	—	—	50,000
George J. Zilich(10)	2006	$141,667	$—	$—	$19,420	$—	$241,500	—
Former Chief Financial	2005	65,000	75,000	—	—	—	—	475,000
Officer and General Counsel

(1)	For fiscal years ended July 31.

(2)	Mr. Craddock received a cash signing bonus of $100,000 upon his appointment as our Senior Vice President of Operations and a cash bonus of $70,313 for our 2006 fiscal year.

(3)	Represents the value of unrestricted common share grants based on the closing market price of our common shares on the American Stock Exchange on the date of the applicable grant. The following grants of unrestricted common shares were made on November 6, 2006 but were made with respect to our 2006 fiscal year: Mr. Azlein — 41,666 shares; Mr. Elkins — 8,333 shares. Mr. Craddock received 300,000 unrestricted common shares upon his appointment as our Senior Vice President of Operations.

(4)	Represents amounts paid for unused vacation.

(5)	Represents the value of restricted common share grants based on the closing market price of our common shares on the American Stock Exchange on the date of the applicable grant. The grants of restricted common shares to Mr. Azlein and Mr. Elkins were made on November 6, 2006 but were made with respect to our 2006 fiscal year. Mr. Craddock received 300,000 restricted common shares upon his appointment as our Senior Vice President of Operations. The recipients of restricted common shares are entitled to receive dividends, if any, upon such restricted common shares. The following is the aggregate number of restricted common shares held by the named executive officers as of July 31, 2006, the corresponding value of such shares as of July 31, 2006 and the applicable vesting schedule: Mr. Azlein — 475,000 restricted common shares at a value of $574,750 vesting in near-equal installments on January 1, 2007, 2008 and 2009; Mr. Craddock — 300,000 restricted common shares at a value of $363,000 with one-third vesting on each of April 12, 2007, 2008 and 2009; Mr. Elkins — 175,000 restricted common shares at a value of $211,750 vesting in near-equal installments on January 1, 2007, 2008 and 2009; and Mr. Zilich — 390,837 restricted common shares at a value of $472,913. Mr. Zilich held 84,163 restricted common shares for which vesting was accelerated on April 28, 2006 in connection with Mr. Zilich’s surrender of such shares to exercise 165,000 warrants. The remainder of Mr. Zilich’s shares vested pursuant to a Separation Agreement and Waiver and Release, which is described below in the section titled “Agreements with Our Employees.”

(6)	Represents the value of the excess restricted common shares issued to these executive officers in connection with our exchange of restricted common shares for outstanding options, based on the closing market price of our common shares on the American Stock Exchange on the date of the exchange and the fair value of the cancelled options using the Black-Scholes valuation model. The option exchange is described below in the section titled “Exchange of Restricted Common Shares for Outstanding Stock Options.”

(7)	All of the stock options granted to Mr. Zilich in 2005 and to Mr. Elkins in 2005 and 2006 and 475,000 of the stock options granted to Mr. Azlein in 2005 were exchanged for restricted common shares as described below in the section titled “Exchange of Restricted Common Shares for Outstanding Stock Options.”

(8)	Mr. Craddock began serving as our Senior Vice President of Operations on April 18, 2006.

(9)	Mr. Elkins began serving as our Controller on February 15, 2005 and, as of October 12, 2006, became our Acting Chief Financial Officer.

(10)	Mr. Zilich began serving as our Chief Financial Officer and General Counsel on January 15, 2005. He resigned from his position of Chief Financial Officer and General Counsel as of October 12, 2006. Pursuant to a Separation Agreement and Waiver and Release, which is described below in the section titled “Agreements with Our Employees,” Mr. Zilich is entitled to receive certain payments, common share grants and other benefits described in that section.

Option Grants in Last Fiscal Year

The following table sets forth the details of all options to acquire our common shares granted to the named executive officers during the most recently completed fiscal year. The option grant shown below was made under our former Incentive Stock Option Plan.

	Individual Grants					Potential Realizable
	Number of	Percent of				Value at Assumed
	Common	Total		Value of		Annual Rate of Stock
	Shares	Options		Common Shares		Price Appreciation
	Underlying	Granted to		Underlying Options		for Option Term(3)
	Options	Employees in	Exercise	Granted on Date	Expiration
Name	Granted	Fiscal Year	Price(1)	of Grant(2)	Date	5%	10%

James G. Azlein	—	—	—	—	—	—	—
James E. Craddock	—	—	—	—	—	—	—
Randy L. Elkins(4)	125,000	25%	$1.79	$1.79	09/23/10	$61,818	$136,602
George J. Zilich(5)	—	—	—	—	—	—	—

(1)	The exercise price per share of each option is equal to the fair market value per share of the underlying stock on the date of grant, as determined by quoted market prices, and converted from Canadian dollars to U.S. dollars using the published exchange rate on the date of grant.

(2)	Represents the value of our common shares underlying the options granted based on the closing market price of our common shares on the American Stock Exchange on the date of grant.

(3)	The potential realizable value shown is calculated based on the term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to SEC rules and does not represent our prediction of stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the U.S. dollar equivalent exercise price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the U.S. dollar equivalent exercise price and sold on the last day of its term at the U.S. dollar equivalent appreciated price, assuming a constant exchange rate from the date of grant.

(4)	Mr. Elkins is our Controller and, as of October 12, 2006, our Acting Chief Financial Officer.

(5)	Mr. Zilich resigned from his position of Chief Financial Officer and General Counsel as of October 12, 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth the aggregate options exercised or surrendered by the named executive officers during the most recently completed fiscal year, and the number and value of unexercised options on an aggregated basis as of the end of the most recently completed fiscal year. The options shown below were granted under our former Incentive Stock Option Plan.

Number of Common Shares
	Common Shares		Underlying Unexercised	Value of Unexercised
	Underlying		Options at Fiscal	In-the-Money Options at
	Options		Year-End	Fiscal Year-End(3)
Name	Surrendered(1)	Value Realized(2)	(Exercisable/Unexercisable)	(Exercisable/Unexercisable)

James G. Azlein	157,347	$145,530	1,353,265/0	$386,734/0
James E. Craddock	—	—	0/0	0/0
Randy L. Elkins(4)	—	—	0/0	0/0
George J. Zilich(5)	—	—	0/0	0/0

(1)	These options were surrendered to exercise 165,000 warrants on April 28, 2006.

(2)	The value of the options surrendered was determined using the Black-Scholes valuation model with a risk-free interest rate of 4.75%, an assumed dividend yield of 0%, stock price volatility of 95%, an exercise price of $1.95 and an expected option life of 3.6 years.

(3)	The value of in-the-money options is determined based on the closing market price of our common shares on July 31, 2006 as reported by the American Stock Exchange multiplied by the number of common shares underlying the in-the-money options less the aggregate exercise price for the in-the-money options.

(4)	Mr. Elkins is our Controller and, as of October 12, 2006, our Acting Chief Financial Officer.

(5)	Mr. Zilich resigned from his position of Chief Financial Officer and General Counsel as of October 12, 2006.

Exchange of Restricted Common Shares for Outstanding Stock Options

On April 12, 2006, the Compensation Committee of our Board of Directors approved an exchange of restricted common shares for certain outstanding stock options held by the employees and Directors listed in the table below. As part of the exchange, we cancelled 2,025,000 of our options to acquire common shares that were granted in fiscal years 2005 and 2006 under our former Incentive Stock Option Plan. In exchange, we issued one restricted common share for each cancelled option. The restricted common shares were issued under our 2005 Omnibus Stock Plan. We accounted for the exchange as a modification of the original award of stock options and recorded compensation expense on the excess of the fair value of the restricted common shares, determined based on the closing market price of our common shares on the date of the exchange, over the fair value of the original stock options, computed as of immediately prior to the exchange using the Black-Scholes valuation model. The table below provides information about the options cancelled and the restricted common shares issued in the exchange, based on the assumption that the exchange effected a modification or repricing of the cancelled options.

						Effective	Length of
		Number of	Number of			Exercise	Original
		Common	Restricted	Market Price		Price of	Option Term
		Shares	Common	Per Share of	Exercise Price	Restricted	Remaining at
		Underlying	Shares	Common	of Options at	Common Shares	Date of
	Date of	Options	Received in	Shares at Date	Date of	Received in	Exchange
Name	Exchange	Exchanged	Exchange(1)	of Exchange	Exchange(2)	Exchange(3)	(in Years)

James G. Azlein	04/12/06	475,000	475,000	$1.42	$1.97	$0	3.8
Randy L. Elkins(4)	04/12/06	125,000	125,000	$1.42	$1.79	$0	4.5
	04/12/06	50,000	50,000	1.42	1.70	0	4.0
George J. Zilich(5)	04/12/06	300,000	300,000	$1.42	$1.70	$0	4.0
	04/12/06	175,000	175,000	1.42	1.97	0	3.8
Dennis Carlton	04/12/06	185,000	185,000	$1.42	$1.79	$0	4.5
	04/12/06	115,000	115,000	1.42	1.89	0	4.1
William J. Centa	04/12/06	175,000	175,000	$1.42	$1.79	$0	4.5
	04/12/06	125,000	125,000	1.42	1.70	0	4.0
Costa Vrisakis	04/12/06	300,000	300,000	$1.42	$1.70	$0	4.0

		2,025,000	2,025,000

(1)	The restrictions on the restricted common shares expire in near-equal installments on January 1 of 2007, 2008 and 2009.

(2)	Converted from Canadian dollars to U.S. dollars using the exchange rates in effect on the date of grant of the applicable option.

(3)	The restricted common shares received in the exchange have no exercise price and are held by these individuals directly, subject only to the vesting restrictions described in footnote 1.

(4)	Mr. Elkins is our Controller and, as of October 12, 2006, our Acting Chief Financial Officer.

(5)	Mr. Zilich resigned from his position of Chief Financial Officer and General Counsel as of October 12, 2006.

Agreements with Our Employees

On April 18, 2006, we entered into an employment relationship with James E. Craddock pursuant to which Mr. Craddock agreed to serve as our Senior Vice President of Operations. As compensation, Mr. Craddock became entitled to receive an initial base salary of $250,000 per year and a $100,000 signing bonus, a share grant on April 12, 2006 of 300,000 fully vested and unrestricted common shares, a share grant on April 12, 2006 of 300,000 restricted common shares, which will vest at the rate of 100,000 shares per year over the succeeding three years, reimbursement of certain relocation expenses, participation in our equity-based compensation plans and our other standard benefit programs, a company car and five weeks vacation per year.

On January 31, 2005, we entered into an employment agreement with Randy L. Elkins, our Controller. Mr. Elkins’ employment agreement provides that he will be an at-will employee of the company. Mr. Elkins’ employment agreement entitled him to an initial base salary of $80,000 per year, an immediate grant of 25,000 options, a grant of 25,000 options after three months, and additional grants of 25,000 options based upon the achievement of performance goals after 12 months and every six months thereafter, subject to a maximum of 175,000 options. Mr. Elkins’ employment agreement also gives him the right to receive health insurance through the plan that we maintain for our employees. Since the date of this agreement, Mr. Elkins’ base salary has been increased to $126,000 per year.

On January 6, 2005, we entered into an employment agreement with George J. Zilich, our former Chief Financial Officer and General Counsel. Mr. Zilich’s employment agreement provided that he would be an at-will employee of the company. Mr. Zilich’s employment agreement entitled him to an initial base salary of $120,000 per year, a grant of options to purchase 175,000 common shares pursuant to our Incentive Stock Option Plan, and the right to participate in the benefits offered to our other senior executives. If Mr. Zilich was terminated by us without “cause,” he was entitled to receive a severance payment equal to two times his salary and benefits.

On October 12, 2006, we entered into a Separation Agreement and Waiver and Release (the “Separation Agreement”) with Mr. Zilich, effective October 12, 2006. Pursuant to the Separation Agreement, Mr. Zilich resigned his positions as Chief Financial Officer and General Counsel and as a member of our Board of Directors, effective as of October 12, 2006. Under the Separation Agreement, Mr. Zilich is entitled to receive a lump sum payment of $250,000, 40,000 unrestricted common shares, $50,000 to be paid in bi-monthly equal installments from October 15, 2006 through December 31, 2006, $100,000 paid on each of three dates from January 2, 2007 through January 2, 2008, immediate vesting of his restricted shares and medical and dental insurance coverage for two years. In addition, Mr. Zilich agreed not to compete with us or solicit any of our employees for a period of two years. Mr. Zilich also agreed to be available to provide consulting services to us through January 2, 2008, including assisting with an orderly transition when his replacement is named.

On April 17, 2004, we entered into an agreement with James G. Azlein, our President and Chief Executive Officer, pursuant to which we agreed to grant to Mr. Azlein, in exchange for personally guaranteeing 11.025% of a $2,000,000 loan to a company 11.025% of which was indirectly owned by us, a number of our common shares equal to 10% of the value of the guarantee. Pursuant to this agreement, we issued 50,990 common shares to Mr. Azlein. Under the terms of this agreement, if Mr. Azlein was required to perform under the guarantee, he would have had no recourse to pursue any legal action for contribution or indemnification against us. This guarantee was released as part of our sale of our 49% interest in Hite Coalbed Methane, L.L.C. on January 4, 2006.

Management Contracts

Our management functions and those of any of our subsidiaries are not, to any substantial degree, performed other than by our Directors or executive officers or the directors or executive officers of any of our subsidiaries.

Equity-Based Compensation Plans

On November 9, 2005, our Board of Directors unanimously approved and adopted our 2005 Omnibus Stock Plan, subject to approval by our shareholders at the 2005 Annual Meeting of Shareholders and our common shares being delisted from the TSX Venture Exchange. The Omnibus Stock Plan became effective on December 13, 2005, when our shareholders approved the Plan and our common shares were delisted from the TSX Venture Exchange. We have ceased making option grants under our former Incentive Stock Option Plan and have begun making equity-based awards under the Omnibus Stock Plan.

The Omnibus Stock Plan is administered by the Compensation Committee of the Board of Directors and will remain in effect until December 13, 2010. All of our employees and Directors, and any of our consultants or agents designated by the Compensation Committee, are eligible to participate in the Omnibus Stock Plan. The Omnibus Stock Plan provides for the grant of stock options, restricted common shares, stock appreciation rights, stock purchase rights, cash awards and other equity-based incentives. These awards are payable in cash or common shares, or any combination thereof, as established by the Compensation Committee. The Compensation Committee also has authority to grant awards, select the participants who will receive awards, determine the terms, conditions, vesting periods and restrictions applicable to the awards, determine how the exercise price is to be paid, modify or replace outstanding awards within the limits of the Omnibus Stock Plan, accelerate the date on which awards become exercisable, waive the restrictions and conditions applicable to awards and establish rules governing the Omnibus Stock Plan. The Omnibus Stock Plan is more fully described, and is proposed to be amended, under Proposal No. 3 below.

As of November 17, 2006, we have options outstanding to purchase 1,823,265 of our common shares, all of which were issued with an exercise price equal to the market price of our common shares on the date of grant. All of the options granted by us to U.S. plan participants since November 2004 and all other participants since January 2005 have exercise prices equal to the closing market price of our common shares on the date of grant.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee is responsible for the following matters relating to the compensation of BPI’s executive officers:

•	determination of the compensation and bonus arrangements of BPI’s executive officers;

•	administration of the long-term incentive plans in which BPI’s executive officers participate; and

•	the granting of stock options and other equity-based compensation awards to BPI’s executive officers.

The Committee believes that executive compensation should be determined primarily based on the levels required to attract and retain the executive talent that is necessary to achieve BPI’s goals and objectives. These goals and objectives seek to promote the long-term profitable growth of BPI.

The Committee also believes that executive compensation should be correlated with the performance of the executive officer and BPI. Because BPI is in the early stages of its development, the performance of BPI’s executive officers is not measured against BPI’s reported earnings or other measures of financial performance. Instead, the performance of BPI’s executive officers is measured against BPI’s growth objectives and development plans and the executive officers’ expected and actual contribution to the achievement of those objectives and plans. The Committee also takes into consideration the executive officers’ compensation history, their past and expected individual contributions to BPI, and the compensation paid to the executive officers of similar companies.

BPI currently uses salary, bonus and equity-based awards to compensate and motivate its executive officers. The manner of application of these compensation tools for individual executive officers is based upon the nature and scope of the particular executive officer’s responsibilities.

During BPI’s fiscal year ended July 31, 2006, BPI paid James G. Azlein, the Chief Executive Officer and President, base salary of $203,333 and bonus compensation of $315,000. In addition, BPI awarded Mr. Azlein a bonus of 125,000 restricted common shares, one-third of which vested immediately. In approving this base compensation, bonus amount and restricted share awards, the Committee took into account, in addition to the factors described above, the accomplishments of BPI during the fiscal year, including its successful completion of an equity financing, the listing of its common shares on the American Stock Exchange, expansion of its drilling program, commencement of drilling at its Northern Illinois Basin Project, expansion of its management and technical teams, and continued expansion of its CBM acreage rights.

On October 12, 2006, BPI entered into a Separation Agreement and Waiver and Release with George J. Zilich, pursuant to which Mr. Zilich resigned his positions as Chief Financial Officer and General Counsel and as a member of our Board of Directors, effective as of the date of the agreement. Under the agreement, Mr. Zilich is entitled to receive a lump sum payment of $250,000, 40,000 unrestricted common shares, $50,000 to be paid in bi-monthly equal installments from October 15, 2006 through December 31, 2006, $100,000 paid on each of three dates from January 2, 2007 through January 2, 2008, immediate vesting of his restricted shares and medical and dental insurance coverage for two years. In the agreement, Mr. Zilich agreed not to compete with BPI or solicit any of its employees for a period of two years. Mr. Zilich also agreed to be available to provide consulting services to BPI through January 2, 2008, including assisting with an orderly transition when his replacement is named. The Committee approved the terms of this agreement and the compensation included in the agreement based on Mr. Zilich’s contractual rights and to provide for an orderly transition to a new Chief Financial Officer.

On April 12, 2006, the Committee approved an exchange of restricted common shares for certain outstanding stock options held by three of our employees, Messrs. Azlein, Zilich and Elkins, and three of our Directors, Messrs. Carlton, Centa and Vrisakis. As part of the exchange, BPI cancelled 2,025,000 of its options to acquire common shares that were granted in fiscal years 2005 and 2006 under its former Incentive Stock Option Plan. In exchange, BPI issued one restricted common share for each cancelled option. The restricted common shares were issued under BPI’s 2005 Omnibus Stock Plan. The restrictions on the restricted common shares expire in near-equal installments on January 1 in 2007, 2008 and 2009. BPI accounted for the exchange as a modification of the original award of stock options and recorded compensation expense on the excess of the fair value of the restricted common shares, determined based on the closing market price of BPI’s common shares on the date of the exchange, over the fair value of the original stock options, computed as of immediately prior to the exchange using the Black-Scholes valuation model. The Committee approved the exchange on the basis of its belief that restricted common shares provide a more effective incentive to employees and Directors and as part of the Committee’s move away from the grant of stock options and towards the grant of restricted common shares as BPI’s primary form of equity-based compensation.

Members of the Compensation Committee:

David E. Preng (Chairperson)
Dennis Carlton
Costa Vrisakis

BPI Stock Performance

The following graph compares the yearly changes in the cumulative total return on our common shares with the cumulative total return of the AMEX Composite Index and the S&P 600 Energy Index for our last five fiscal years. In each case, we assumed an initial investment of $100 on July 31, 2001 and the reinvestment of all dividends paid during the period. No dividends were paid by us during the five-year period shown below.

Cumulative Total Return as of July 31, 2006
(assumes a $100 investment at the close of trading on July 31, 2001)

	7/31/01	7/31/02	7/31/03	7/31/04	7/31/05	7/31/06
BPI Energy Holdings, Inc.	100.00	39.03	34.96	37.51	101.50	80.45
AMEX Composite Index	100.00	93.43	105.39	138.40	179.05	219.86
S&P 600 Energy Index	100.00	88.23	103.48	168.09	260.56	354.74

Interest of Informed Persons in Material Transactions

For purposes of the following discussion, “Informed Person” means (a) one of our Directors or executive officers; (b) a director or executive officer of a person or company that is itself an Informed Person or one of our subsidiaries; (c) any person or company who beneficially owns, directly or indirectly, our voting securities or who exercises control or direction over our voting securities or a combination of both carrying more than 10 percent of the voting rights attached to all of our outstanding voting securities, other than the voting securities held by the person or company as underwriter in the course of a distribution; and (d) BPI itself if it has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

Except as disclosed below, elsewhere herein or in the Notes (in particular, Note 15) to our financial statements for the fiscal year ended July 31, 2006, none of:

•	the Informed Persons of BPI;

•	the proposed nominees for election as a Director; or

•	any associate or affiliate of the foregoing persons,

has any material interest, direct or indirect, in any transaction since the commencement of our last fiscal year or in a proposed transaction that has materially affected or would materially affect us or any of our subsidiaries.

Interest of Certain Persons in Matters to be Acted Upon

Except for the election of Directors or as otherwise disclosed herein, none of our Directors or executive officers who have served at any time since the beginning of our last fiscal year, the proposed nominees for election as a Director or any associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matters to be acted upon at the meeting.

Indebtedness of Directors and Executive Officers

As of the date hereof, other than indebtedness that has been entirely repaid on or before the date of this proxy statement or “routine indebtedness” as defined in Canadian Form 51-102F5 Information Circular of NI 51-102, none of the individuals who are, or at any time since the beginning of the last fiscal year were, a Director or executive officer, the proposed nominees for election as a Director or any associates of the foregoing persons is, or at any time since the beginning of the most recently completed fiscal year has been, indebted to us or any of our subsidiaries, or is a person whose indebtedness to another entity is, or at any time since the beginning of the most recently completed fiscal year has been, the subject of a guarantee support agreement, letter of credit or other similar arrangement or understanding provided by us or any of our subsidiaries.

Certain Relationships and Related Transactions

Randy Oestreich, our Vice President of Field Operations, owns and operates A-Strike Consulting, a consulting company that provides, among other things, laboratory testing related to coalbed methane. Beginning in the fiscal year ended July 31, 2005, we own and maintain a lab testing facility and allow A-Strike Consulting to operate the facility. We pay all expenses related to the facility and, in return, receive 80% of the revenue generated from the operations of the facility as reimbursement of our expenses. We received approximately $70,000, $59,000 and $0 in expense reimbursement related to this arrangement during the fiscal years ended July 31, 2006, 2005 and 2004, respectively. Mr. Oestreich’s brother owns Dependable Service Company, a company that provides general labor services to us. We paid Dependable Services Company approximately $237,000, $147,000 and $16,000 during the fiscal years ended July 31, 2006, 2005 and 2004, respectively.

David E. Preng, one of our directors, is one of the owners of Preng & Associates, an executive search firm specializing in the energy and natural resources industries. We paid Preng & Associates approximately $293,000, $0 and $0 for executive placement services during the fiscal years ended July 31, 2006, 2005 and 2004, respectively.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED ACCOUNTING FIRM

Shareholders are being asked to ratify the appointment of Meaden & Moore, Ltd., Certified Public Accountants, located at Suite 1100 — 1100 Superior Ave., Cleveland, Ohio 44114-2523, as our independent registered accounting firm for the fiscal year ending July 31, 2007 at a remuneration to be fixed by the Audit Committee.

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Meaden & Moore, Ltd. as our independent registered accounting firm for our 2007 fiscal year.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services by Meaden & Moore, Ltd. for the audit of our financial statements for the years ended July 31, 2006 and July 31, 2005, and fees billed by Meaden & Moore, Ltd. for other services rendered during these time periods.

	2006	2005

Audit fees(1)	$138,200	$124,100
Audit-related fees(2)	12,550	1,050
Tax fees	0	0
All other fees	0	0

Total	$150,750	$125,150

(1)	Fees related to audits of our financial statements and review of our quarterly reports.

(2)	Fees related to services rendered in connection with our Form S-1 and Form S-8 registration statements, SEDAR filings and other regulatory filings.

A representative of Meaden & Moore, Ltd. is expected to be at the annual meeting and will be given an opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions from shareholders.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted policies that require its approval for any audit or non-audit services to be provided to us by our registered independent accounting firm. The Audit Committee delegated authority to its Chairperson to approve certain non-audit services. Pursuant to these procedures and delegation of authority, the Audit Committee was informed of and approved all of the audit and other services described above. No services were provided pursuant to the de minimus waiver process provided by the rules of the SEC.

Change of Auditor

Effective August 15, 2005, De Visser Gray, Chartered Accountants, resigned as our auditor by mutual agreement between us and De Visser.

The audit report issued by De Visser dated October 12, 2004 was qualified as to uncertainty with regard to our ability to continue as a going concern due to our (1) lack of revenue and (2) dependence on our ability to raise funds via equity financings.

The decision to change auditors was considered and approved by the Audit Committee of our Board of Directors.

During our two most recent fiscal years and all subsequent interim periods preceding De Visser’s resignation there were no disagreements with De Visser concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

During our two most recent fiscal years and all subsequent interim periods preceding De Visser’s resignation De Visser did not advise us of any of the following:

•	that the internal controls necessary for us to develop reliable financial statements do not exist;

•	that information came to De Visser’s attention that led it to no longer be able to rely on management’s representations, or that made it unwilling to be associated with the financial statements prepared by management;

•	(1) the need for De Visser to expand significantly the scope of its audit, or that information came to its attention during our two most recent fiscal years or any subsequent interim period preceding De Visser’s resignation, that if further investigated may have: (i) materially impacted the fairness or reliability of either: a previously issued audit report or the underlying financial statements; or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may have prevented it from rendering an unqualified audit report on those financial statements), or (ii) caused De Visser to be unwilling to rely on management’s representations or be associated with our financial statements, and (2) that, due to their resignation, or for any other reason, De Visser did not so expand the scope of its audit or conduct such further investigation; or

•	(1) that information has come to their attention that it has concluded materially impacts the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to De Visser’s satisfaction, would prevent it from rendering an unqualified audit report on those financial statements), and (2) that, due to their resignation, or for any other reason, the issue has not been resolved to De Visser’s satisfaction prior to its resignation.

Effective August 15, 2005, we engaged a new independent accountant, Meaden & Moore, Ltd., Certified Public Accountants, to audit our financial statements. In addition, during our two most recent fiscal years, and subsequent interim periods prior to engaging Meaden & Moore, neither BPI nor someone on our behalf consulted

Meaden & Moore regarding: (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on our financial statements; or (iii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

We provided De Visser a copy of the disclosure set forth in this section prior to the date on which we filed the registration statement that originally contained this disclosure. We also filed De Visser’s letter to the SEC responding to this disclosure, which is required by Item 304(a) of Regulation S-K, as an exhibit to that registration statement.

Audit Committee Report

The Audit Committee is comprised of three directors, William J. Centa (Chairperson), Dennis Carlton and Costa Vrisakis. Each of the members of the Audit Committee is independent as defined by the American Stock Exchange listing standards. The Board has determined that William J. Centa is an “audit committee financial expert” as defined under applicable SEC regulations.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing BPI’s financial statements, the systems of internal control that management has established, the audit process, and the independent accountants’ qualifications and independence.

Management is responsible for BPI’s internal controls and the financial reporting process. BPI’s registered independent accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. Additionally, the Audit Committee engages BPI’s independent accountants.

The Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that BPI’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

BPI’s independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the firm’s independence. As part of its discussions, the Audit Committee determined that Meaden & Moore, Ltd. is independent of BPI.

Based on the Audit Committee’s review of the consolidated financial statements, its discussions with management and the independent accountants, and its review of the representations of management and the report of the independent accountants, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in BPI’s Annual Report on Form 10-K for the fiscal year ended July 31, 2006.

Members of the Audit Committee:

William J. Centa (Chairperson)
Dennis Carlton
Costa Vrisakis

PROPOSAL NO. 3 — APPROVAL OF AMENDMENT TO OUR 2005 OMNIBUS STOCK PLAN

On November 9, 2005, our Board of Directors unanimously approved and adopted our 2005 Omnibus Stock Plan (the “Plan”) and recommended that the Plan be approved by our shareholders at our 2005 Annual Meeting of Shareholders. The Plan was approved by our shareholders at our 2005 Annual Meeting of Shareholders held on December 13, 2005.

Our Board of Directors adopted the Plan in anticipation of the listing of our common shares on the American Stock Exchange. Our former Incentive Stock Option Plan was designed to comply with our obligations under the rules of the TSX Venture Exchange, where our common shares were previously listed for trading. The Plan is designed to comply with the rules of the American Stock Exchange, where our common shares are now listed for trading. The Plan is also designed to comply with U.S. tax laws, which apply to us and our employees. The Plan became effective upon approval by our shareholders and the delisting of our common shares from the TSX Venture Exchange on December 13, 2005. The term of the Plan extends until December 13, 2010.

The Plan gives our Board of Directors a broad variety of options in designing incentive programs for our employees. The Plan provides for the grant of stock options, restricted common shares, stock appreciation rights, stock purchase rights, cash awards and a variety of other equity-based incentives, including incentives that are conditioned on the achievement of performance objectives. A copy of the Plan, as proposed to be amended, is attached as Appendix A to this proxy statement. A summary of the material terms of the Plan is set forth below.

We are proposing only one amendment to the Plan. That amendment would increase the cap on the aggregate number of common shares that we can issue under the Plan from 5,000,000 to 7,000,000.

The Plan provides that in any fiscal year of the Plan we may grant up to 5% of the number of common shares outstanding as of the first day of that fiscal year plus the number of common shares that were available for the grant of awards, but not granted, in prior years under the Plan. In no event, however, may the number of common shares available for the grant of awards in any fiscal year exceed 6% of the common shares outstanding as of the first day of that fiscal year.

In the proxy statement for our 2005 Annual Meeting of Shareholders, we committed to limit the number of common shares that we could issue under the Plan to an aggregate cap of 5,000,000. Because of changes that have occurred in our business since 2005, our Board of Directors now believes that a higher cap is necessary for us to maintain a competitive equity-based incentive program.

Since our 2005 Annual Meeting of Shareholders, in connection with our efforts to build our in-house technical team, we have made five significant hires. In April of 2006, we hired James E. Craddock as our Senior Vice President of Operations. Since that date, Mr. Craddock has further expanded our technical team by hiring a geologist and three engineers, all of whom have past experience in successful CBM projects. We granted a total of 1,000,000 restricted common shares and 650,000 unrestricted common shares in connection with the hiring of these individuals. Although these grants were made outside of the Plan, pursuant to American Stock Exchange rules that allow us to make equity grants to newly hired employees outside of a shareholder-approved plan, we would prefer in the future to make all such equity awards under the Plan. In addition, in October 2006 our Chief Financial Officer resigned, and we are now in the process of attempting to recruit a replacement. Our experience over the past year with these staffing developments has led us to believe that we need access to a greater pool of equity in order to attract the talent that we need to become a world class CBM company. We also need to continue to provide equity-based awards on an annual basis to retain our newly hired talent and our existing employees and Directors.

Therefore, our Board has unanimously approved and adopted, and is asking our shareholders to approve, an amendment to the Plan that would allow us to issue an aggregate of up to 7,000,000 common shares under the Plan. Since we have to date issued 2,911,000 restricted common shares (but no options) under the Plan, the increased cap would permit us to issue an aggregate of up to at least 4,089,000 common shares under the Plan over the remaining four years of the Plan. The text of the proposed amendment appears in Section 4(a) of the Plan.

For these reasons, our Board of Directors recommends that our shareholders vote FOR approval of the proposed amendment to our 2005 Omnibus Stock Plan.

The following is a summary of the material terms of the Plan. This summary is qualified in its entirety by reference to the Plan, a copy of which is included in this proxy statement as Appendix A.

Purpose and Administration

The objective of the Plan is to encourage employee ownership and to foster and promote our long-term growth and performance by enhancing our ability to attract and retain qualified employees and Directors and by motivating employees and Directors through stock ownership and performance-based incentives. The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”) and will remain in effect until December 13, 2010. All of our employees and Directors and the employees and directors of our subsidiaries, and any of our consultants or agents designated by the Committee, are eligible to participate in the Plan. As of November 17, 2006, we have 22 employees and four non-management Directors.

Authority of Committee

The Committee has authority to: grant awards; select the participants who will receive awards; determine the terms, conditions, vesting periods and restrictions applicable to the awards; determine how the exercise price is to be paid; modify or replace outstanding awards within the limits of the Plan; accelerate the date on which awards become exercisable; waive the restrictions and conditions applicable to awards; and establish rules governing the Plan.

The Plan does not generally establish limits on the exercise price of awards, earn-out or vesting periods, or termination provisions in the event of termination of employment. Instead, the Committee is given the broad authority to establish these terms in order best to achieve the purpose of the Plan. However, the exercise price of an incentive stock option must be at least 100% of the fair market value of the common shares at the date of grant (110% in the case of a grant to an individual who owns stock possessing more than 10% of the combined voting power of all classes of stock). The exercise price of a stock purchase right under a stock purchase program that meets the requirements of Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), may not be less than 85% of the fair market value of the common shares at the date of grant.

On November 16, 2006, the closing price of our common shares on the American Stock Exchange was $0.64.

The Committee will be constituted in a manner that is consistent with the standards for “Non-Employee Directors” set forth in Rule 16b-3 under the U.S. Exchange Act and the definition of “compensation committee” set forth in Treasury Regulations promulgated under Section 162 of the Code. Rule 16b-3 relates to the trading of stock by insiders, and Section 162 relates to a $1 million deductibility limit, which is discussed in more detail below.

Common Shares Available for Awards

The Plan provides that in any fiscal year of the Plan we may grant up to 5% of the number of common shares outstanding as of the first day of that fiscal year plus the number of common shares that were available for the grant of awards, but not granted, in prior years under the Plan. In no event, however, may the number of common shares available for the grant of awards in any fiscal year exceed 6% of the common shares outstanding as of the first day of that fiscal year. In the proxy statement for our 2005 Annual Meeting of Shareholders, we committed to limit the number of common shares that we could issue under the Plan to an aggregate cap of 5,000,000.

If the proposed amendment to the Plan is approved by our shareholders, we will be authorized to issue an aggregate of up to 7,000,000 common shares under the Plan. Since we have to date issued 2,911,000 restricted common shares (but no options) under the Plan, the increased cap would permit us to issue an aggregate of up to at least 4,089,000 common shares under the Plan over the remaining four years of the Plan.

Although future awards to be granted under the Plan are yet to be determined, we have made a number of grants of restricted common shares under the Plan since the Plan became effective on December 13, 2005. On April 12, 2006, we issued 2,025,000 restricted common shares under the Plan in connection with the option exchange program described in this proxy statement above in the section titled “Exchange of Restricted Common Shares for Outstanding Stock Options.” On that same day, we issued 140,000 restricted common shares to Mr. Preng under the Plan upon his appointment to our Board, all of which vested immediately. In addition, on November 6, 2006, we issued 746,000 restricted common shares under the Plan to certain executive officers, employees and non-management Directors. These latest grants vest one-third immediately, one-third on November 6, 2007 and one-third on November 6, 2008.

Common shares subject to an award that is forfeited, terminated or canceled without having been exercised (other than shares subject to a stock option that is canceled upon the exercise of a related stock appreciation right) are generally added back to the number of shares available for grant under the Plan.

In the event of a merger, consolidation, recapitalization, stock dividend, stock split, distribution to shareholders (other than normal cash dividends) or similar transaction, the Committee will adjust the number and class of shares that may be issued under the Plan and the number and class of shares, and the exercise price, applicable to outstanding awards.

Types of Awards

In addition to the maintenance of an employee stock purchase program, the Plan provides for the grant of stock options (incentive stock options or “non-qualified” stock options), restricted common shares, stock appreciation rights, stock purchase rights, cash awards and other stock or performance-based incentives. These awards are payable in cash or common shares, or any combination thereof, as established by the Committee.

The Plan provides that awards may, in the discretion of the Committee, be subject to conditions established by the Committee, including future service with us or the achievement of specific performance objectives. These performance objectives may be based on any of the following business criteria, either alone or in any combination, and on either a consolidated or business unit level: return on net assets; return on equity; return on invested capital; total shareholder return; equity valuation; economic value added; completion of acquisitions; product and market development; technology development; inventory management; working capital management; customer satisfaction; sales; revenue; operating income; cash flow; net income; earnings per share; and other GAAP and non-GAAP measures of financial performance, including earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and similar measures. These business criteria may be clarified by reasonable definitions adopted from time to time by the Committee, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of acquisitions, divestitures or reorganizations.

Section 162(m) of the Code limits a corporation from taking a tax deduction in excess of $1 million per year for compensation paid to certain executive officers. These executives are the Chief Executive Officer and the other executive officers whose compensation is disclosed in our proxy statements. Compensation that is contingent on the attainment of performance objectives is excluded from the $1 million limit and is therefore deductible without regard to that limit.

Grant of Awards

Awards may be granted singly or in combination or tandem with other awards. Awards may also be granted in replacement of other awards granted by us. If a participant pays all or part of the exercise price or taxes associated with an award by the transfer of common shares or the surrender of all or part of an award (including the award being exercised), the Committee may, in its discretion, grant a new award to replace the common shares or award that was transferred or surrendered. We may also assume awards granted by an organization acquired by us or may grant awards in replacement of any such awards.

Payment of Exercise Price

The exercise price of a stock option (other than an incentive stock option), stock purchase right and any other stock award for which the Committee has established an exercise price may be paid in cash, by the transfer of common shares, by the surrender of all or part of an award (including the award being exercised), or by a combination of these methods, as and to the extent permitted by the Committee. The exercise price of an incentive stock option may be paid in cash, by the transfer of common shares, or by a combination of these methods, as and to the extent permitted by the Committee at the time of grant, but may not be paid by the surrender of an award.

Taxes Associated with Awards

Prior to the payment of an award, we may withhold, or require a participant to remit to us, an amount sufficient to pay any federal, state and local taxes associated with the award. The Committee may permit participants to pay the taxes associated with an award (other than an incentive stock option) in cash, by the transfer of common shares, by the surrender of all or part of an award (including the award being exercised), or by a combination of these methods.

Termination of Awards

The Committee may cancel any unexpired, unpaid or deferred awards if the participant, without our prior written consent, (i) renders services for an organization, or engages in a business, that is, in the judgment of the Committee, in competition with us, (ii) discloses to anyone outside of BPI, or uses for any purpose other than our business, any confidential information or material relating to us, or (iii) engages in illegal conduct that is contrary to our policies or is otherwise detrimental to our interests.

Change in Control

In the event of a change in control of BPI, as defined in the Plan, unless the Board of Directors determines otherwise, (i) all outstanding stock options, stock appreciation rights and stock purchase rights become fully exercisable, (ii) all restrictions and conditions applicable to restricted share and other awards exercisable for common shares will be deemed to have been satisfied, and (iii) all cash awards will be deemed to have been fully earned. Any such determination by the Board of Directors that is made after the occurrence of the change in control will not be effective unless a majority of the directors then in office are “continuing directors” and the determination is approved by a majority of the “continuing directors.” For this purpose, “continuing directors” are directors who were in office prior to the change in control or whose appointment or nomination was approved by a majority of the “continuing directors” then in office.

Nonassignability of Awards

Unless the Committee otherwise determines, no award granted under the Plan may be transferred or assigned except by will, pursuant to the laws of descent and distribution, or pursuant to a qualified domestic relations order. The Plan also provides that, unless the Committee otherwise determines, an award may be exercised during the holder’s lifetime only by the holder or by the holder’s guardian or legal representative. No incentive stock option or rights under certain employee stock purchase plans, however, may be transferred or assigned pursuant to a qualified domestic relations order or exercised, during the participant’s lifetime, by the participant’s guardian or legal representative.

Amendment and Termination of the Plan

The Board of Directors may amend, suspend or terminate the Plan at any time. Shareholder approval for any such amendment will be required only to the extent necessary to preserve the exemption provided by Rule 16b-3 for the Plan and awards granted under the Plan, required by applicable law, or required to comply with the rules of any exchange or market on which our common shares may be listed or traded. The current rules of the American Stock Exchange require us to obtain shareholder approval for any material amendment to the Plan, including any amendment that materially increases the number of our common shares that may be issued under the Plan.

Federal Income Tax Consequences of Awards

The following is a brief general discussion of the anticipated income tax consequences to us and the participants, under current provisions of the Code, of the grant and exercise of awards.

Incentive Stock Options.  In general, an employee will not recognize taxable income at the time an incentive stock option is granted or exercised, and we will not be entitled to a deduction, so long as a minimum employment requirement is satisfied. However, the excess of the fair market value of the common shares acquired upon exercise over the exercise price is potentially subject to the alternative minimum tax. If the employment requirement is not satisfied, the income tax treatment will be the same as that for a non-qualified stock option, as described below. Upon disposition of the common shares acquired upon exercise, capital gain or capital loss will be recognized in an amount equal to the difference between the sale price and the exercise price, so long as minimum holding period requirements are satisfied. If the holding period requirements are not satisfied, the employee will recognize ordinary income, and we will be entitled to a corresponding deduction, to the extent of the difference between the exercise price and the lesser of the fair market value of the common shares on the date the option is exercised or the amount realized in the disposition. Any remaining gain or loss is treated as a capital gain or capital loss.

Non-Qualified Stock Options.  In general, an employee will not recognize taxable income upon the grant of a stock option that does not qualify as an incentive stock option (a “non-qualified stock option”), and we will not be entitled to a deduction. Upon exercise, the employee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the common shares acquired upon exercise, and we will be entitled to a corresponding deduction. If the exercise price is less than the fair market value of the common shares at the date of grant, the difference may constitute deferral of compensation that may be required to be included in income prior to exercise of the option and may be subject to an additional tax of 20% plus interest from the date of grant if the deferral does not satisfy the requirements of Code Section 409A. Upon disposition of the common shares, appreciation or depreciation after the date of exercise will be treated as capital gain or capital loss.

Restricted Stock.  Unless an employee makes an election under Section 83(b) of the Code, the employee will recognize no income, and we will be entitled to no deduction, at the time restricted shares are awarded to the employee. When the restrictions lapse or are otherwise removed, the employee will recognize compensation income equal to the excess of the fair market value of the restricted shares at that time over the amount, if any, paid by the employee for the restricted shares, and we will be entitled to a deduction in the same amount. Dividends paid on restricted shares during any restriction period will, unless the employee has made an election under Section 83(b) of the Code, constitute compensation income, and we will be entitled to a deduction in the same amount. Upon disposition of common shares after the restrictions lapse or are otherwise removed, any gain or loss realized by an employee will be treated as capital gain or loss.

If an employee makes an election under Section 83(b) of the Code, the employee will recognize compensation income equal to the excess of the fair market value of the common shares on the date of grant over the price paid for those common shares, and we will be entitled to a deduction in the same amount. Dividends paid on the shares thereafter will be treated as dividends taxable to the employee and not deductible by us.

Stock Appreciation Rights and Stock Equivalent Units.  The grant of stock appreciation rights and stock equivalent units will have no immediate tax consequences to us or the employee receiving the grant. The amount received by the employee upon the exercise of the stock appreciation rights will be included in the employee’s ordinary income in the taxable year in which the stock appreciation rights are exercised, and we will be entitled to a deduction in the same amount in that year. In general, at the time we pay any amount to the employee with respect to the stock equivalent units, the employee will recognize compensation income equal to the amount of that payment, and we will be entitled to a deduction in that amount. If the exercise price is less than the fair market value of the common shares at the date of grant, the difference may constitute deferral of compensation that may be required to be included in income prior to exercise of the option and may be subject to an additional tax of 20% plus interest from the date of grant if the deferral does not satisfy the requirements of Code Section 409A.

Stock Purchase Rights.  In general, the exercise of a stock purchase right under a stock purchase program that does not meet the requirements of Section 423 of the Code will be treated as the exercise of a non-qualified stock option for tax purposes, as described above.

In general, the exercise of a stock purchase right under a stock purchase program that does meet the requirements of Section 423 of the Code (a “Section 423 Right”) will receive the same treatment as the exercise of an incentive stock option, described above, with the following differences. If the employee disposes of the shares before minimum holding period requirements are satisfied, the amount of ordinary income recognized by the employee will be the difference between the fair market value of the shares at the time of exercise and the exercise price. If, after minimum holding period requirements are satisfied, the employee disposes of shares received on exercise of a Section 423 Right at an exercise price of less than 100% of the fair market value of the shares at the time of grant, or dies at any time while holding such shares, the employee will recognize ordinary income in an amount equal to the lesser of the fair market value of the shares at the time of disposition (or the date of death) or the fair market value of the shares at the time of grant over the exercise price. Any additional gain or loss to the employee on a disposition of such shares will be capital gain or loss, and the amount of any ordinary income will be added to basis for purposes of determining the amount of such gain or loss.

Equity Compensation Plan Information

The following reflects certain information about our common shares authorized for issuance under compensation plans at July 31, 2006.

	Number of			Number of
	Securities to be		Weighted-Average	Securities Remaining
	Issued Upon Exercise		Exercise Price of	Available for Future
	of Outstanding Options,		Outstanding Options,	Issuance Under Equity
Plan Category	Warrants and Rights		Warrants and Rights	Compensation Plans
Equity compensation plans approved by shareholders	1,823,265	(1)	$1.17	2,835,000	(2)
Equity compensation plans not approved by shareholders	1,037,200	(3)	$1.25	N/A

Total	2,860,465		N/A	2,835,000

(1)	Represents the number of common shares underlying options that were issued under our Incentive Stock Option Plan, which has been superseded by our 2005 Omnibus Stock Plan.

(2)	Represents the number of common shares remaining available for issuance under our 2005 Omnibus Stock Plan, which was approved by our shareholders at our annual meeting held on December 13, 2005. As of July 31, 2006, we have issued 2,165,000 restricted common shares and no options under our 2005 Omnibus Stock Plan. (As of November 17, 2006, we have issued 2,911,000 restricted common shares and no options under our 2005 Omnibus Stock Plan.)

(3)	Represents the number of common shares underlying warrants granted to Sanders Morris Harris, Inc. as compensation for serving as placement agent for our December 2005/January 2006 private placement.

SHAREHOLDER PROPOSALS

Any shareholder who wishes to submit a proposal to be considered for inclusion in next year’s proxy statement should send the proposal to BPI Energy Holdings, Inc., addressed to the Secretary, so that it is received on or before July 24, 2007. We suggest that all proposals be sent via certified mail, return receipt requested.

Pursuant to the Business Corporations Act (British Columbia), a qualified shareholder, being either a registered or beneficial shareholder holding voting securities who has held those voting securities for a period not less than the two years predating the signing of the proposal, may submit a written proposal, no longer than 1,000 words, for consideration at our next annual general meeting. The proposal must be signed by the submitter and a sufficient number of shareholders representing no less than 1% of our issued and outstanding voting securities, and received at our registered and records office no later than three months prior to the anniversary of the date of our annual meeting for the prior year. The proposal must be accompanied by a declaration from the submitter and each co-signatory containing the name and address of that signatory, the number and class of voting securities owned, and, if applicable, the name of the registered shareholder for those shares.

If we have received a valid proposal, we must send to all persons entitled to receive notice of our next annual meeting, in accordance with the same time limits for sending the notice of meeting, the text of the proposal, the names and mailing addresses of the submitter and supporters, and the text of any statement accompanying the proposal. Unless we receive more than one proposal pertaining to substantially the same matter, we must allow the submitter to present the proposal, in person or by proxy, at the relevant annual meeting. If we receive more than one proposal pertaining to substantially the same matter, we must only comply with these provisions with respect to the first proposal received by us.

If we do not intend to process a proposal because of a statutory exemption from compliance with these provisions, we must, within 21 days after the proposal is received by our registered and records office, send to the submitter a written notice of our decision as well as the reason(s) why we believe we do not have to process the proposal. The submitter has recourse to a court of competent jurisdiction to review our decision.

ADDITIONAL COPIES OF MEETING MATERIALS

Additional copies of the materials for the meeting, comprising the notice of meeting, this proxy statement, our audited financial statements for the fiscal year ended July 31, 2006, together with the Report of Independent Registered Public Accounting Firm thereon, our Annual Report to Shareholders, and the form of proxy, will be available at our transfer agent and our registered office during normal business hours.

PRESENTATION OF FINANCIAL STATEMENTS AND REPORT TO SHAREHOLDERS

Our audited financial statements for the fiscal year ended July 31, 2006, together with our auditor’s report thereon, and our Annual Report to Shareholders, are being mailed to the shareholders of record together with this notice of meeting and proxy statement and the form of proxy on or about November 21, 2006 and will be presented to the shareholders at the meeting.

Additional information relating to BPI is available on the SEC’s website located at www.sec.gov and on SEDAR at www.sedar.com. Financial information is provided in our financial statements and Management’s Discussion and Analysis for our most recently completed fiscal year, copies of which are available on the SEC’s website and on SEDAR and are enclosed with the mailing of this proxy statement.

APPROVAL

The contents and distribution to shareholders of this proxy statement have been approved by our Board of Directors.

By Order of the Board of Directors
BPI ENERGY HOLDINGS, INC.

James G. Azlein
President and Chief Executive Officer

DATED this 17th day of November, 2006.

APPENDIX A

BPI ENERGY HOLDINGS, INC.

AMENDED AND RESTATED
2005 OMNIBUS STOCK PLAN

1.	PURPOSE

The BPI Energy Holdings, Inc. Amended and Restated 2005 Omnibus Stock Plan (the “Plan”) is designed to foster and promote the long-term growth and performance of the Company by: (a) enhancing the Company’s ability to attract and retain qualified employees and Directors and (b) motivating employees and Directors through stock ownership and performance-based incentives. To achieve this purpose, this Plan provides authority for the grant of stock and other performance-based incentives and the maintenance of an employee stock purchase program.

2.	DEFINITIONS

(a) “AFFILIATE” AND “ASSOCIATE” — These terms have the meanings given to them in Rule 12b-2 under the Exchange Act.

(b) “AWARD” — A grant of stock and performance-based incentives under this Plan.

(c) “AWARD AGREEMENT” — Any agreement between the Company and a Participant that sets forth terms, conditions, and restrictions applicable to an Award.

(d) “BOARD OF DIRECTORS” — The Board of Directors of the Company.

(e) “CASH AWARD” — This term has the meaning given to it in Section 6(b)(v).

(f) “CHANGE IN CONTROL” — A “Change in Control” will be deemed to occur if at any time after the date of the adoption of this Plan:

(i) Any Person (other than the Company, any of its subsidiaries, any employee benefit plan or employee stock ownership plan of the Company, or any Person organized, appointed, or established by the Company for or pursuant to the terms of any such plan), alone or together with any of its Affiliates or Associates, becomes the Beneficial Owner of 40% or more of the Common Shares then outstanding. In addition, if any Person commences a tender offer or exchange offer for 40% or more of the Common Shares then outstanding, the Committee may, in its discretion and at any time prior to the expiration of the tender offer or exchange offer, declare that such tender offer or exchange offer constitutes a “Change in Control.” For this purpose, the term “Beneficial Owner” has the meaning given to it in Rule 13d-3 under the Exchange Act.

(ii) At any time during a period of 24 consecutive months, Continuing Directors represent less than a majority of the members of the Board of Directors then in office. “CONTINUING DIRECTORS” are individuals who were Directors at the beginning of the 24-month period or whose appointment or nomination for election as Directors was approved by a majority of the Continuing Directors then in office.

(iii) A record date is established for determining shareholders entitled to vote upon (A) a merger or consolidation of the Company with another entity if Persons who hold Common Shares immediately prior to the merger or consolidation will, immediately after the merger or consolidation, hold less than 60% of the outstanding voting securities of the surviving or resulting entity or the ultimate parent of the surviving or resulting entity, (B) a sale or other disposition of all or substantially all of the assets of the Company and its direct or indirect subsidiaries, or (C) the dissolution of the Company.

(g) “CODE” — The Internal Revenue Code of 1986, or any law that supersedes or replaces it, as amended from time to time.

(h) “COMMITTEE” — The Compensation Committee of the Board of Directors, or any other committee of the Board of Directors that the Board of Directors authorizes to administer this Plan. The Committee will be constituted in a manner that satisfies all applicable legal requirements, including satisfying the disinterested administration standard set forth in Rule 16b-3, the definition of “compensation committee” set forth in Treasury Regulation Section 1.162-27(c)(4), and the requirements of any exchange or market on which the Common Shares are listed or traded.

(i) “COMMON SHARES” or “SHARES” — Common Shares, without par value, of the Company, including authorized and unissued shares and treasury shares, and any shares issued in exchange for the Common Shares in a merger, consolidation, reorganization, recapitalization, reclassification, or similar transaction.

(j) “COMPANY” — BPI Energy Holdings, Inc. incorporated under the laws of British Columbia, and any successor entity.

(k) “CONTINUING DIRECTOR” — A Director who was a Director prior to a Change in Control or whose appointment or nomination was approved by a majority of the Continuing Directors then in office.

(l) “DIRECTOR” — A director of the Company.

(m) “EXCHANGE ACT” — Securities Exchange Act of 1934, and any law that supersedes or replaces it, as amended from time to time.

(n) “FAIR MARKET VALUE” of Common Shares — The value of the Common Shares determined by the Committee, or pursuant to rules established by the Committee, on a basis consistent with regulations under the Code.

(o) “INCENTIVE STOCK OPTION” — A Stock Option that meets the requirements of Section 422 of the Code.

(p) “NON-EMPLOYEE DIRECTOR” — A Director who is not an employee of the Company.

(q) “NOTICE OF AWARD” — Any notice by the Committee to a Participant that advises the Participant of the grant of an Award or sets forth terms, conditions, and restrictions applicable to an Award.

(r) “PARTICIPANT” — Any person to whom an Award has been granted under this Plan.

(s) “RESTRICTED STOCK” — An Award of Common Shares that are subject to restrictions or risk of forfeiture.

(t) “RULE 16b-3”— Rule 16b-3 under the Exchange Act, or any rule that supersedes or replaces it, as amended from time to time.

(u) “SECTION 423 RIGHTS” — This term has the meaning given to it in Section 6(b)(iv).

(v) “STOCK APPRECIATION RIGHT” — This term has the meaning given to it in Section 6(b)(i).

(w) “STOCK AWARD” — This term has the meaning given to it in Section 6(b)(ii).

(x) “STOCK EQUIVALENT UNIT” — An Award that is valued by reference to the value of Common Shares.

(y) “STOCK OPTION” — This term has the meaning given to it in Section 6(b)(iii).

(z) “STOCK PURCHASE RIGHT” — This term has the meaning given to it in Section 6(b)(iv).

3.	ELIGIBILITY

All employees and Directors of the Company and its Affiliates, and all consultants or agents of the Company designated by the Committee, are eligible for the grant of Awards. The selection of eligible persons to whom Awards will be granted is within the discretion of the Committee. More than one Award may be granted to the same person.

4.	COMMON SHARES AVAILABLE FOR AWARDS; ADJUSTMENT

(a) NUMBER OF COMMON SHARES. The aggregate number of Common Shares that may be subject to Awards granted under this Plan in any fiscal year of the Company during the term of this Plan will be equal to the sum of (i) five percent (5%) of the number of Common Shares outstanding as of the first day of that fiscal year plus (ii) the number of Common Shares that were available for the grant of Awards, but not granted, under this Plan in previous fiscal years; provided that, in no event will the number of Common Shares available for the grant of Awards in any fiscal year exceed six percent (6%) of the Common Shares outstanding as of the first day of that fiscal year. The maximum number of Common Shares with respect to which Incentive Stock Options may be granted under this Plan is five million (5,000,000).

The assumption of awards granted by an organization acquired by the Company, or the grant of Awards under this Plan in substitution for any such awards, will not reduce the number of Common Shares available in any fiscal year for the grant of Awards under this Plan.

Common Shares subject to an Award that is forfeited, terminated, or canceled without having been exercised (other than Common Shares subject to a Stock Option that is canceled upon the exercise of a related Stock Appreciation Right) will again be available for grant under this Plan, without reducing the number of Common Shares available in any fiscal year or other period for grant of Awards under this Plan, except to the extent that the availability of those Common Shares would cause this Plan or any Awards granted under this Plan to fail to qualify for the exemption provided by Rule 16b-3.

The maximum number of Common Shares that may be issued under this Plan is seven million (7,000,000).

(b) NO FRACTIONAL SHARES. No fractional shares will be issued, and the Committee will determine the manner in which the value of fractional shares will be treated.

(c) ADJUSTMENT. In the event of any change in the Common Shares by reason of a merger, consolidation, reorganization, recapitalization, reclassification, or similar transaction, or in the event of a stock dividend, stock split, or distribution to shareholders (other than normal cash dividends), the Committee will adjust the number and class of shares that may be issued under this Plan, the number and class of shares subject to outstanding Awards, the exercise price applicable to outstanding Awards, and the Fair Market Value of the Common Shares and any other value determinations applicable to outstanding Awards.

5.	ADMINISTRATION

(a) COMMITTEE. This Plan will be administered by the Committee. The Committee will, subject to the terms of this Plan, have the authority to: (i) select the eligible persons to whom Awards will be granted, (ii) grant Awards, (iii) determine the number and types of Awards to be granted, (iv) determine the terms, conditions, vesting periods, and restrictions applicable to Awards, (v) adopt, alter and repeal administrative rules and practices governing this Plan, (vi) interpret the terms and provisions of this Plan and any Awards granted under this Plan, (vii) prescribe the forms of any Notices of Award, Awards Agreements, or other instruments relating to Awards, and (viii) otherwise supervise the administration of this Plan.

(b) DECISIONS FINAL. All decisions by the Committee will be final and binding on all persons.

6.	AWARDS

(a) GENERAL. The terms, conditions, vesting periods, and restrictions applicable to each Award will be set forth in the related Notice of Award or Award Agreement. Awards may be granted singly or in combination or tandem with other Awards. Awards may also be granted in replacement of, or in substitution for, other awards granted by the Company, whether or not granted under this Plan; without limiting the foregoing, if a Participant pays all or part of the exercise price or taxes associated with an Award by the transfer of Common Shares or the surrender of all or part of an Award (including the Award being exercised), the Committee may, in its discretion, grant a new Award to replace the Common Shares that were transferred or the Award that was surrendered. The Company may assume awards granted by an organization acquired by the Company or may grant Awards in replacement of, or in substitution for, any such awards.

(b) TYPES OF AWARDS. Awards may include, but are not limited to, the following:

(i) STOCK APPRECIATION RIGHT — A right to receive a payment, in cash or Common Shares, equal to the excess of (A) the Fair Market Value, or other specified valuation, of a specified number of Common Shares on the date the right is exercised over (B) the Fair Market Value, or other specified valuation, on the date the right is granted, all as determined by the Committee. The right may be conditioned upon the occurrence of certain events, such as a Change in Control of the Company, or may be unconditional, as determined by the Committee.

(ii) STOCK AWARD — An Award that is denominated in Common Shares or that is otherwise based on, or valued in whole or in part by reference to, the Common Shares. All or part of any Stock Award may be subject to conditions, restrictions, and risks of forfeiture, as and to the extent established by the Committee.

Stock Awards may be based on the Fair Market Value of the Common Shares, or on other specified values or methods of valuation, as determined by the Committee.

(iii) STOCK OPTION — A right to purchase a specified number of Common Shares, during a specified period, and at a specified exercise price, all as determined by the Committee. A Stock Option may be an Incentive Stock Option or a Stock Option that does not meet the requirements of Section 422 of the Code. In addition to the terms, conditions, vesting periods, and restrictions established by the Committee, Incentive Stock Options must comply with the requirements of Section 422 of the Code. The exercise price of a Stock Option that does not qualify as an Incentive Stock Option may be more or less than the Fair Market Value of the Common Shares on the date the Stock Option is granted.

(iv) STOCK PURCHASE RIGHT — A right to participate in a stock purchase program, including but not limited to a stock purchase program that meets the requirements of Section 423 of the Code.

Among other requirements, Section 423 currently provides that (A) only employees of the Company, or of any direct or indirect subsidiary of the Company designated by the Committee, may receive Stock Purchase Rights that qualify under Section 423 (“Section 423 Rights”), (B) Section 423 Rights may not be granted to any Participant who, immediately after the Section 423 Rights are granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, (C) Section 423 Rights must be granted to all employees of the Company, and of any direct or indirect subsidiary of the Company designated by the Committee, except that there may be excluded (1) employees who have been employed less than two years, (2) employees whose customary employment is 20 hours or less per week, (3) employees whose customary employment is for not more than five months in any calendar year, and (4) highly compensated employees (within the meaning of Section 414(q) of the Code), (D) all employees granted Section 423 Rights must have the same rights and privileges, except that the number of Common Shares that may be purchased by any employee upon exercise of Section 423 Rights may bear a uniform relationship to the total compensation, or the basic or regular rate of compensation, of the employee, (E) the exercise price of Section 423 Rights may not be less than eighty-five percent (85%) of the Fair Market Value of the Common Shares at the time Section 423 Rights are granted; (F) Section 423 Rights cannot be exercised after the expiration of 27 months from the date the Section 423 Rights are granted, and (G) no employee may be granted Section 423 Rights, under this Plan and any other stock purchase plans of the Company and its subsidiaries, that permit the purchase of Common shares with a Fair Market Value of more than $25,000 (determined at the time the Section 423 Rights are granted) in any calendar year. To the extent that the requirements of Section 423 are changed after the adoption of this Plan, the requirements of this Plan will be changed accordingly.

(v) CASH AWARD — An Award denominated in cash.

(vi) CONDITIONS; PERFORMANCE OBJECTIVES — All or part of any Award may be subject to conditions established by the Committee, including but not limited to future service with the Company or the achievement of specific performance objectives. These performance objectives may be based on any of the following business criteria, either alone or in any combination, and on either a consolidated or business unit level, as the Committee may determine: return on net assets, return on equity, return on invested capital, total shareholder return, equity trading prices or other valuation, economic value added, completion of acquisitions, product and market development, technology development, inventory management, working capital management, customer satisfaction, sales, revenue, operating income, cash flow, net income, earnings per share, and other GAAP and non-GAAP measures of financial performance, including earnings before interest and taxes, earnings before interest, taxes, depreciations, and amortization, and similar measures. These business criteria may be clarified by reasonable definitions adopted from time to time by the Committee, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items, effects of accounting changes, effects of currency fluctuations, effects of financing activities, expenses for restructuring or productivity initiatives, non-operating items, acquisition expenses, and effects of acquisitions, divestitures, or reorganizations.

7.	PAYMENT OF EXERCISE PRICE

The exercise price of a Stock Option (other than an Incentive Stock Option), Stock Purchase Right, and any Stock Award for which the Committee has established an exercise price may be paid in cash, by the transfer of

Common Shares, by the surrender of all or part of an Award (including the Award being exercised), or by a combination of these methods, as and to the extent permitted by the Committee. The exercise price of an Incentive Stock Option may be paid in cash, by the transfer of Common Shares, or by a combination of these methods, as and to the extent permitted by the Committee at the time of grant, but may not be paid by the surrender of all or part of an Award. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of this Plan.

In the event shares of Restricted Stock are used to pay the exercise price of a Stock Award, a number of the Common Shares issued upon the exercise of the Award equal to the number of shares of Restricted Stock used to pay the exercise price will be subject to the same restrictions as the Restricted Stock used to pay the exercise price.

8.	TAXES ASSOCIATED WITH AWARD

Prior to the payment of an Award, the Company may withhold, or require a Participant to remit to the Company, an amount sufficient to pay any federal, state, and local taxes associated with the Award. The Committee may, in its discretion and subject to such rules as the Committee may adopt, permit a Participant to pay any or all taxes associated with the Award (other than an Incentive Stock Option) in cash, by the transfer of Common Shares, by the surrender of all or part of an Award (including the Award being exercised), or by a combination of these methods. The Committee may permit a Participant to pay any or all taxes associated with an Incentive Stock Option in cash, by the transfer of Common Shares, or by a combination of these methods.

9.	TERMINATION OF EMPLOYMENT

If the employment of a Participant terminates for any reason, or if a Director ceases to be a Director of the Company for any reason, all unexercisable, deferred, and unpaid Awards may be exercisable or paid only in accordance with rules established by the Committee. These rules may provide, as the Committee deems appropriate, for the expiration, continuation, or acceleration of the vesting of all or part of the Awards.

10.	TERMINATION OF AWARDS UNDER CERTAIN CONDITIONS

The Committee may cancel any unexpired, unpaid, or deferred Awards at any time if the Participant is not in compliance with all applicable provisions of this Plan or with any Notice of Award or Award Agreement or if the Participant, without the prior written consent of the Company, engages in any of the following activities:

(i) Renders services for an organization, or engages in a business, that is, in the judgment of the Committee, in competition with the Company.

(ii) Discloses to anyone outside of the Company, or uses for any purpose other than the Company’s business, any confidential information or material relating to the Company, whether acquired by the Participant during or after employment with the Company.

(iii) Engages in illegal conduct that is contrary to policies of the Company or otherwise detrimental to the interest of the Company.

The Committee may, in its discretion and as a condition to the exercise of an Award, require a Participant to acknowledge in writing that he or she is in compliance with all applicable provisions of this Plan and of any Notice of Award or Award Agreement and has not engaged in any activities referred to in clauses (i), (ii), or (iii) above.

11.	CHANGE IN CONTROL

In the event of a Change in Control of the Company, unless and to the extent otherwise determined by the Board of Directors, (i) all Stock Appreciation Rights, Stock Options, and other Stock Purchase Rights then outstanding will become fully exercisable as of the date of the Change in Control, (ii) all restrictions and conditions applicable to Restricted Stock and other Stock Awards will be deemed to have been satisfied as of the date of the Change in Control, and (iii) all Cash Awards will be deemed to have been fully earned as of the date of the Change in Control. Any such determination by the Board of Directors that is made after the occurrence of a Change in Control will not be effective unless a majority of the Directors then in office are Continuing Directors and the determination is approved by a majority of the Continuing Directors.

12.	AMENDMENT, SUSPENSION, OR TERMINATION OF THIS PLAN; AMENDMENT OF OUTSTANDING AWARDS

(a) AMENDMENT, SUSPENSION, OR TERMINATION OF THIS PLAN.  The Board of Directors may amend, suspend, or terminate this Plan at any time. Shareholder approval for any such amendment will be required only to the extent (i) necessary to preserve the exemption provided by Rule 16b-3 for this Plan and Awards granted under this Plan, (ii) required by applicable law, or (iii) required to comply with the rules of any exchange or market on which the Common Shares may be listed or traded.

(b) AMENDMENT OF OUTSTANDING AWARDS.  The Committee may, in its discretion, amend the terms of any Award, prospectively or retroactively, but no such amendment may impair the rights of any Participant without his or her consent; without limiting the foregoing, if the Company merges with or consolidates with another entity, the Committee may amend the terms of any Award to provide for the assumption of the Award by the surviving or resulting entity. The Committee may, in whole or in part, waive any restrictions or conditions applicable to, or accelerate the vesting of, any Award.

13.	AWARDS TO FOREIGN NATIONALS AND EMPLOYEES OUTSIDE OF THE UNITED STATES

To the extent that the Committee deems appropriate to comply with foreign law or practice and to further the purpose of the Plan, the Committee may, without amending this Plan, (i) establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Participants in accordance with those rules.

14.	NONASSIGNABILITY

Unless otherwise determined by the Committee (i) no Award granted under this Plan may be transferred or assigned by the Participant to whom it is granted other than by will, pursuant to the laws of descent and distribution, or pursuant to a qualified domestic relations order and (ii) an Award granted under this Plan may be exercised, during the Participant’s lifetime, only by the Participant or by the Participant’s guardian or legal representative; except that, no Incentive Stock Option and no Section 423 Right may be transferred or assigned pursuant to a qualified domestic relations order or exercised, during the Participant’s lifetime, by the Participant’s guardian or legal representative.

15.	GOVERNING LAW

The interpretation, validity, and enforcement of this Plan will, to the extent not otherwise governed by the Code or the securities laws of the United States, be governed by the law of the State of Ohio, United States of America.

16.	RIGHTS OF EMPLOYEES

Nothing in this Plan will confer upon any Participant the right to continued employment by the Company or limit the Company’s right to terminate any Participant’s employment at will.

17.	EFFECTIVE AND TERMINATION DATE

(a) EFFECTIVE DATE.  This Plan will become effective on the date that it is approved by the Company’s shareholders or such later date as is determined by the Board of Directors.

(b) TERMINATION DATE.  This Plan will terminate five years after it becomes effective pursuant to Section 17(a).

ANNUAL MEETING OF SHAREHOLDERS OF
BPI ENERGY HOLDINGS, INC.
TO BE HELD AT the Technology and Management Center located
at the Southern Illinois University at Edwardsville,
245 South Research Drive, Edwardsville, Illinois
ON Monday, December 18, 2006, AT 2:00 p.m., Central Time

I/We being shareholder(s) of the Company hereby appoint:

James G. Azlein, a Director of the Company, or failing this person, Randy L. Elkins, the Controller of the Company, or in the place of the foregoing, (print the name) _ _ , as my/our proxyholder with full power of substitution to attend, act and vote for and on my/our behalf in respect of all matters that may properly come before the aforesaid meeting of the shareholders of the Company (the “Meeting”) and at every adjournment thereof, to the same extent and with the same powers as if I/we were present at the said Meeting and at any adjournment thereof.

I/We hereby direct the proxyholder to vote the securities of the Company recorded in my/our name as specified herein.

I/We hereby revoke any proxy previously given to attend and vote at said Meeting.

SECURITYHOLDER(S) SIGN HERE: _ _

DATE SIGNED: _ _

THIS FORM MUST BE SIGNED AND DATED ABOVE.

Proxy

SEE IMPORTANT VOTING INSTRUCTIONS ON REVERSE.

Resolutions
(For full details of each resolution, please see the enclosed Proxy Statement)

	For	Against	Withhold
1. To elect as Director, James G. Azlein		N/A
2. To elect as Director, Dennis Carlton		N/A
3. To elect as Director, William J. Centa		N/A
4. To elect as Director, David E. Preng		N/A
5. To elect as Director, Costa Vrisakis		N/A
6. Ratification of appointment of Meaden & Moore, Ltd. as independent registered accounting firm of the Company			N/A
7. To approve an amendment to the Company’s 2005 Omnibus Stock Plan			N/A
8. To grant the proxyholder authority to vote at his/her discretion on any other business or amendment or variation to the previous resolutions			N/A

  INSTRUCTIONS FOR COMPLETION OF PROXY

1.	This Proxy is solicited by the Board of Directors and management of the Company.

2.	This form of proxy (“Instrument of Proxy”) must be signed by you, the holder, or by your attorney duly authorized by you in writing, or, in the case of a corporation, by a duly authorized officer or representative of the corporation; and if executed by an attorney, officer, or other duly appointed representative, the original or a notarial copy of the instrument so empowering such person, or such other documentation in support as shall be acceptable to the Chairman of the Meeting, must accompany the Instrument of Proxy.

3.	If this Instrument of Proxy is not dated in the space provided, authority is hereby given by you, the holder, for the proxyholder to date this proxy seven (7) calendar days after the date on which it was mailed to you, the holder, by Pacific Corporate Trust Company.

4.	A holder who wishes to attend the Meeting and vote on the resolutions in person may simply register with the scrutineers before the Meeting begins.

5.	A holder who is not able to attend the Meeting in person but wishes to vote on the resolutions, may do the following:

(a)  appoint one of the management proxyholders named on the Instrument of Proxy, by leaving the wording appointing a nominee as is (i.e. do not strike out the management proxyholders shown and do not complete the blank space provided for the appointment of an alternate proxyholder). Where no choice is specified by a holder with respect to a resolution set out in the Instrument of Proxy, the management appointee acting as a proxyholder will vote in favor of each matter identified on this Instrument of Proxy; OR

(b)  appoint another proxyholder, who need not be a shareholder of the Company, to vote according to the holder’s instructions, by striking out the management proxyholder names shown and inserting the name of the person you wish to represent you at the meeting in the space provided for an alternate proxyholder.

6.	The securities represented by this Instrument of Proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot of a resolution that may be called for and, if the shareholder specifies a choice with respect to any matter to be acted upon, the securities will be voted accordingly. If a shareholder has submitted an Instrument of Proxy, the shareholder may still attend the Meeting and may vote in person. To do so, the shareholder must record his/her attendance with the scrutineers before the commencement of the Meeting and revoke, in writing, the prior proxy.

7.	Further, the securities will be voted by the appointed proxyholder with respect to any amendments or variations to matters identified in the Notice of Meeting or other matters which may properly come before the Meeting, as the proxyholder in its sole discretion sees fit.

8.	To be represented at the Meeting, proxies must be submitted no later than forty-eight (48) hours, excluding Saturdays, Sundays and holidays, prior to the time of the Meeting or adjournment thereof.

VOTING METHODS

INTERNET VOTING 24 Hours a Day, 7 days a week

If a HOLDER ID and HOLDER CODE appear on the face of this proxy in the address box, holders may complete internet voting at http://webvote.pctc.com. To receive securityholder communications electronically in the future, simply fill in your e-mail address at the bottom of the Internet Voting page.

TELEPHONE VOTING 24 Hours a Day, 7 days a week

If a HOLDER ID and HOLDER CODE appear on the face of this proxy in the address box, holders may complete telephone voting at 1-888-Tel-Vote (1-888-835-8683). Please have this proxy in hand when you call. A proxyholder that is not a management proxyholder cannot be appointed by telephone.

RETURN YOUR PROXY BY MAIL OR FAX to PACIFIC CORPORATE TRUST COMPANY

510 Burrard Street, 2nd Floor, Vancouver, British Columbia, V6C 3B9. Fax number 604-689-8144.

Voting by mail or fax may be the only method for holdings held in the name of a corporation or holdings voted on behalf of another individual. Do not mail the printed proxy if you have voted by the internet or telephone.